Exhibit 99.1

For investor relations information, contact:
EF Johnson Technologies, Inc.
Jana Ahlfinger Bell, 972.819.0700
e-mail: jbell@efji.com

EF Johnson Technologies Announces Second Quarter 2008 Financial Results

Reports Quarterly Revenues of $32.6 million, Gross Margin of 33%, and $1.0 million in Second Quarter Profits

Irving, TX – July 30, 2008 – EF Johnson Technologies, Inc. (NASDAQ: EFJI), a leading provider of secure wireless solutions, today announced its results for the quarter ended June 30, 2008.  Revenues were $32.6 million, gross margin was 33% and net income was $1.0 million for the three months ended June 30, 2008.

“This quarter’s performance is on track with our internal plan to bring the company back to profitability in 2008,” said Michael E. Jalbert, chairman and chief executive officer.  “Additionally, our strategic plan and key initiatives are on track for the first half of the year.  First half accomplishments include:

•      completing the integration of our three businesses into one organizational reporting unit with a focus on cost reduction and technology convergence;

•      changing the corporate name to EF Johnson Technologies, Inc.;

•      gaining new customer awards in the state and local market;

•      announcing a new advanced wireless development partnering relationship with Virginia Tech;

•      releasing multiple products including our P25 compliant ES radio platform, new Lithium Ion Battery and related accessories; and

•      achieving our revenue and net income expectations for the first half of the year.”

Revenues decreased $24.7 million, or 43% to $32.6 million, as compared to last year’s second quarter revenues of $57.3 million.  Additionally, gross profit decreased $7.7 million, or 42%, to $10.8 million in the three months ended June 30, 2008, from $18.4 million for the same period in 2007.  Gross profit as a percentage of revenues (“Gross Margin”) was 33% for the three months ended June 30, 2008, versus 32% for the same period a year ago.  The declines in both revenues and gross profit were due to large deliveries against Department of Defense contracts in the second quarter of 2007, which as expected, were not replicated in the second quarter of 2008.

Operating expenses declined $4.9 million, or 34%, to $9.5 million in the second quarter of 2008, as compared to last year’s second quarter of $14.4 million, due to a combination of a non-recurring engineering cost reimbursement of $4.0 million received in the second quarter of 2008 and the result of cost reduction programs put in place in the first quarter of 2008 associated with the integration of our businesses.

Net income was $1.0 million, or $0.04 per diluted share, for the three months ended June 30, 2008, as compared to net income of $3.9 million, or $0.15 per share, for the same period last year. Net income is lower due to the revenue volume variance in the quarter as noted above.

For the first six months of 2008, revenues decreased $29.8 million, or 31% to $66.5 million, as compared to $96.2 million for the first six months of 2007. Net loss for the first six months of 2008 was $1.1 million as compared to net income of $3.5 million for the first six months of 2007. Loss per share for the first six months of 2008 was $0.04 as compared to diluted earnings per share of $0.13 per for the same period in 2007. The Company recorded non-cash expenses of $3.5 million for the first six months of 2008, including $1.2 million related to stock based compensation and $2.3 million related to depreciation and amortization.

At June 30, 2008, the company had $8.4 million in cash, compared with $15.6 million at December 31, 2007, reflecting cash used in operations during the first six months of 2008.  Total debt at both June 30, 2008 and December 31, 2007 was $15.0 million. The company had no borrowings against its revolving credit facility at June 30, 2008.

Commenting on the Company’s business outlook, Mr. Jalbert said, “While I am pleased with our recent progress and our current sales funnel activity, our second half outlook remains cautiously optimistic due in part to ongoing uncertainty surrounding the U.S. economy and federal government funding during an election year, which may impact purchasing decisions by key customers.”

The Company’s management plans to discuss the financial results and provide an operational progress report on its investor call today at 8:00 a.m. (EDT).  The investor conference call will be available via live webcast on the EF Johnson Technologies Inc. website at www.efji.com under the tab “Investor Relations.”  Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.  The webcast will be archived for 90 days.

To participate by telephone, the domestic dial-in number is 877-407-8031 and the international dial-in number is 201-689-8031. Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International brand names. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward- looking statements due to a number of risk factors including, but not limited to, the level of demand for the company’s products and services, increased competition, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, implementation of application software,  successful integration of the system components, dependence on continued funding of governmental agency programs, general economic and business conditions, and other risks detailed in the company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2007 and in the company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the company’s undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2008 and 2007

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$32,570	$57,296	$66,469	$96,244
Cost of sales	21,810	38,866	44,411	65,240
Gross profit	10,760	18,430	22,058	31,004

Operating expenses:
Research and development, net of reimbursements	121	4,115	3,376	7,574
Sales and marketing	3,248	3,720	6,414	7,126
General and administrative	5,706	6,192	12,107	11,838
Amortization of intangibles	406	374	813	795
Total operating expenses	9,481	14,401	22,710	27,333
Income (loss) from operations	1,279	4,029	(652)	3,671

Interest expense, net	(268)	(16)	(449)	(21)
Income (loss) before income taxes	1,011	4,013	(1,101)	3,650

Income tax (expense)	—	(159)	—	(159)
Net income (loss)	$1,011	$3,854	$(1,101)	$3,491

Net income (loss) per share – Basic	$0.04	$0.15	$(0.04)	$0.13
Net income (loss) per share – Diluted	$0.04	$0.15	$(0.04)	$0.13

Weighted average common shares – Basic	26,082,124	26,031,173	26,072,017	26,030,472
Weighted average common shares – Diluted	26,406,890	26,408,999	26,072,017	26,387,795

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2008 and December 31, 2007

(Unaudited and in thousands, except share and per share data)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$8,358	$15,636
Accounts receivable, net of allowance for returns and doubtful accounts of $1,829 and $1,642, respectively	29,574	21,345
Receivables - other	7,157	6,944
Cost in excess of billings on uncompleted contracts	3,869	3,275
Inventories, net	31,348	33,871
Prepaid expenses	1,453	1,109
Total current assets	81,759	82,180
Property, plant and equipment, net	6,793	7,096
Goodwill	20,040	20,040
Other intangible assets, net of accumulated amortization	13,008	13,821
Other assets	75	352
TOTAL ASSETS	$121,675	$123,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$8	$8
Accounts payable	11,055	13,411
Accrued expenses	11,292	11,232
Billings in excess of cost on uncompleted contracts	502	221
Deferred revenues	1,096	1,010
Total current liabilities	23,953	25,882
Long-term debt obligations, net of current portion	15,010	15,015
Deferred income taxes	1,489	1,489
Other liabilities	732	737
TOTAL LIABILITIES	41,184	43,123

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,261,064 and 26,210,232 issued and outstanding as of June 30, 2008 and December 31, 2007, respectively)	262	262
Additional paid-in capital	154,577	153,356
Accumulated other comprehensive loss	(705)	(710)
Accumulated deficit	(73,643)	(72,542)

TOTAL STOCKHOLDERS’ EQUITY	80,491	80,366

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$121,675	$123,489

###